Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63817) pertaining to the 401(k) Savings Plan of Apache Corporation of our report dated June 25, 2015, with respect to the financial statements and schedule of the Apache Corporation 401(k) Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP

Houston, Texas

June 25, 2015